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PAGE 1
American Express Financial Advisors
IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

DEFERRED ANNUITY CONTRACT

- Flexible purchase payments.
- Optional fixed dollar or variable accumulation values and annuity payments.
- Annuity payments to begin on the retirement date.
- This contract is nonparticipating.  Dividends are not payable.

Annuitant:            John Doe

Contract Number:      9300-1234567

Contract Date:        October 1, 1995

Retirement Date:      October 1, 2015

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT
CAREFULLY.

If the annuitant is living on the Retirement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE
INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND
NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.  SEE PAGE 9 FOR VARIABLE
PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value; and (2) any premium tax charges paid. This contract will then be considered void from its start.

President

/s/ Richard W. Kling

Secretary

/s/ William A. Stoltzmann

31032-IRA


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PAGE 2
                                   GUIDE TO CONTRACT PROVISIONS

Definitions                    Important words and meanings/Page 3

General Provisions             Entire contract; Incontestability;
                               Benefits based upon incorrect data;
                               State Laws; Federal Laws; Reports to
                               owner; Evidence of survival;
                               Protection of proceeds; Payments by
                               us; Voting rights/Page 4

Ownership and Beneficiary      Owner rights; Change of ownership;
                               Beneficiary; Change of Beneficiary;
                               Page 5

Payments to Beneficiary        Describes options and amounts
                               payable upon death/Page 6

Purchase Payments              Purchase payments amounts and
                               intervals; Payment limits;
                               Allocation of purchase payments
                               Page 7

Contract Value                 Describes the fixed and variable
                               account contract values; Interest to
                               be credited; Contract administrative
                               charge; Premium taxes; Transfers of
                               Contract Values/Page 8

Fixed and Variable Accounts Describes the variable subaccounts, accumulation units and values; Net investment factor; Mortality and expense risk charge; Annuity unit value/Page 9

Surrender Provisions           Surrender of the contract for its
                               surrender value; Surrender Charges;
                               Waiver of Surrender Charges; Rules
                               for surrender/Page 11

Annuity Provisions             When annuity payments begin;
                               Different ways to receive annuity
                               payments; Determination of payment
                               amounts/Page 13

Table of Settlement Rates      Tables showing amount of
                               first variable annuity payment and
                               the guaranteed fixed annuity
                               payments for the various payment
                               plans/Page 15




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PAGE 3
                                           CONTRACT DATA

Annuitant:            John Doe

Contract Number:      9300-1234567

Contract Date:        October 1, 1995

Retirement Date:      October 1, 2015

Contract Owner:       John Doe

Deferred Annuity Contract ("Flexible Portfolio Annuity")

Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the purchase payments provisions on Page 7.

Amount Submitted With Application:     None
Scheduled Purchase Payment:
                      Annual Amount:   $1,200

Variable                                     Purchase Payments
SubAccounts         Mutual Fund              Allocation Percentage

  HC           IDS Life Capital Resource Fund           10%
  HS           IDS Life Special Income Fund              5%
  HM           IDS Life Moneyshare Fund                  5%
  HD           IDS Managed Fund                          5%
  HI           IDS Life International Equity Fund        5%
  HA           IDS Life Aggressive Growth Fund          10%
  HV           IDS Life Income Advantage Fund           10%
  HG           IDS Life Global Yield Fund                5%
  HW           AIM Variable Ins. Growth & Income         5%
  HN           Putnam Variable Trust New Opportunities
                 Fund                                   10%
  HT           Warburg Pincus Trust Small Company
                 Portfolio                               5%
  HK           Templeton Devoloping Markets Fund         5%
  HP           TCI Portfolios Value                      5%

Fixed Account                                           10%

                     Schedule of Surrender Charges

                                    Surrender Charge Applied to
            Contract Year           Purchase Payments Surrendered

            1 Through 3                     7%
                4                           6%
                5                           5%
                6                           4%



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PAGE 4
                                     CONTRACT DATA (continued)

                7                           3%
                8                           2%
            Thereafter                      0%

Contract Administrative Charge: $30 annually.  Charge is waived if contract value, or purchase
                                payments less purchase payments
                                surrendered, equals or exceeds
                                $25,000.  See Page 8.

Maximum Purchase Payments Permitted Subject to IRA Limits:

           1st contract year:           $1,000,000

           Each contract year
               thereafter:              $  100,000

Fixed Account Guaranteed Interest Rate: 3% Annual Effective Rate

As of the date this contract was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 4.65%. New Rates may be declared from time to time.




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PAGE 5
                                            DEFINITIONS

The following words are used often in this contract. When we use these words, this is what we mean:

annuitant

The person or persons on whose life monthly annuity payments depend.

you, your

The owner of this contract.

we, our, us

IDS Life Insurance Company.

accumulation unit

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

annuity unit

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the retirement date.

contract date

It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

contract anniversary

The same day and month as the contract date each year that the contract remains in force.

contract value

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

retirement date

The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.




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PAGE 6
                                      DEFINITIONS (continued)

settlement

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

valuation date

A valuation date is each day the New York Stock Exchange is open for trading.

valuation period

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

fixed account

The fixed account is made up of all our assets other than those in any separate account.

variable subaccounts

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

fixed annuity

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

variable annuity

A variable annuity is an annuity with payments which (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

written request

A request in writing signed by you and delivered to us at our home office.




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PAGE 7
                                        GENERAL PROVISIONS

Entire Contract

This contract form is the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

This contract is intended to qualify as an Individual Retirement Annuity (IRA). We agree to and reserve the right to modify this contract to the extent necessary to qualify this contract as an Individual Retirement Annuity as described in Sections 408(b) and 219 of the Internal Revenue Code of 1986, as amended and all related sections and regulations which are in effect during the term of the contract.

Incontestable

This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

State Laws

This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

Federal Laws

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

Reports to Owner

At least once a year we will send you a statement showing the contract value and the cash surrender value of this contract. This



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PAGE 8
                                  GENERAL PROVISIONS (continued)

statement will be based on any laws or regulations that apply contracts of this type.

Evidence of Survival

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments By Us

All sums payable by us are payable from our home office. Any payment of a variable annuity or surrender based on the variable contract value shall be payable only from the variable subaccounts.

Voting Rights

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

Trustee or custodian owners shall cast votes according to instructions received from appropriate annuitants. All other votes of such trustee or custodian under the same trust or custodial agreement shall be cast in the same proportion. If no instructions are received, the votes may be cast at the trustee's or custodian's discretion.



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PAGE 9
                                     OWNERSHIP AND BENEFICIARY

Owner's Rights

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us. Your entire interest is non- forfeitable.

Trust or Custodial Ownership

If you are a tax qualified trust or tax qualified custodial account, then your trustees or custodian (or their successors) properly named by your trust or custodial agreement may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership (Restricted)

Your right to change the ownership of this contract is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than as may be required or permitted under Section 408 of the Internal Revenue Code of 1986, as amended. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incident to such divorce.

However, if this contract is owned by a trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, such trustee or custodian may transfer ownership of this contract to the annuitant or to a qualified successor trustee or custodian. Such transfer shall be effective only if received by us at our home office. When so received, such transfer shall take effect as of the date of instrument, subject to any payment made or other action taken by us before such receipt.

Beneficiary

Beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary

You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.



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PAGE 10
                                      PAYMENTS TO BENEFICIARY

Death Benefit Before the Retirement Date

If the annuitant dies before the retirement date and age 75, while this contract is in force we will pay to the beneficiary the greater of:

1.                the contract value; or

2. the contract value as of the most recent sixth contract anniversary less any amounts surrendered; or

3. the purchase payments paid less any amounts surrendered.

If the annuitant or owner dies before the retirement date and on or after the annuitant's 75th birthday, while this contract is in force, we will pay to the beneficiary the greater of:

1.                the contract value; or

2. the contract value as of the most recent sixth contract anniversary, less any amounts surrendered.

The above amount will be payable in a lump sum upon the receipt of due proof of death of the annuitant. The beneficiary may elect to receive payment anytime within 5 years after the date of death of the annuitant.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life of the beneficiary, or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Any amounts payable or applied by us as described in this section will be based on the contract value as of the valuation date on or next following the date on which due proof of death is received at our Home Office.

Spouse Option to Continue Contract Upon Owner's Death

If the annuitant dies prior to the retirement date, a spouse who is designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue this contract in


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PAGE 11
                                PAYMENTS TO BENEFICIARY (continued)

force. The election by the spouse must be made within 60 days after we receive due proof of death.

In this event, the retirement date may not be later than the April 1 following the calendar year in which the annuitant would have attained 70 1/2, or such other date which allows the spouse to satisfy the minimum distribution requirements under the Internal Revenue Code of 1986, as amended, its regulation and/or promulgations by the Internal Revenue Service.

Annuitant's Death After the Retirement Date

If the annuitant dies after the retirement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.




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PAGE 12
                                         PURCHASE PAYMENTS

Purchase Payments

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments. Upon payment to us, purchase payments become our property.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Amount and Intervals

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

With the exception of employer purchase payments made in connection with a Simplified Employee Pension Plan, no annual purchase payments may be made with respect to the taxable year in which the annuitant attains age 70-1/2 or any later year.

Payment Limits Provision

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Minimum Purchase Payments - Upon issue of this contract, a purchase payment intended as a Single Purchase Payment must be at least $1,000. Additional payments must be at least $50. If you intend to make installment purchase payments such payments, on an annualized basis, must be at least equal to $600.

In addition, except as otherwise provided in this paragraph, the total purchase payments for any taxable year may not exceed $2,000. In the case of a rollover contribution described in Sections 402(a) (5), 402(a) (7), 403(a) (4), 403(b)
(8) or, 408(d) (3), of the Internal Revenue Code of 1986, as amended, there is no limit on the amount of your purchase payment. If this contract is maintained in connection with a Simplified Employee Pension Plan, employer purchase payments for any taxable year may not exceed 15% of your compensation or $30,000, whichever is less. All purchase payments must be made in cash. If you die before your entire interest in this contract has been distributed to you, and your beneficiary is


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PAGE 13
                                   PURCHASE PAYMENTS (continued)

other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

We also reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 24 months; and (2) less than $600 in purchase payments have been paid under this contract. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

Allocation of Purchase Payments

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by another method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.




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PAGE 14
                                          CONTRACT VALUE

Contract Value

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Fixed Account Contract Value

The fixed account contract value at any time will be: (1) the sum of all amounts credited to the fixed account under this contract; less (2) any amounts deducted for charges or surrenders.

Interest to be Credited

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our home office become available to us for use. Such interest will be credited at rates that we determine from time to time. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

Variable Account Contract Value

The variable account contract value at any time will be: (1) the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less (2) any units deducted for charges or surrenders.

Contract Administrative Charge

We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered. We waive this charge if your contract value, or your total purchase payments less any purchase payments surrendered, equals or exceeds $25,000. The charge does not apply after settlement of this contract under an annuity payment plan.

Premium Tax Charges

A charge will be made by us against the contract value of this contract at the time that any premium taxes not previously deducted are payable.


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PAGE 15
                                    CONTRACT VALUE (continued)

Transfers of Contract Values

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made until the next contract anniversary.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures. This transfer privilege may be suspended or modified by us at any time.




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PAGE 16
                                    FIXED AND VARIABLE ACCOUNTS

The Fixed Account

The fixed account is our general account. It is made up of all of our assets other than: (1) those in the variable subaccounts; and (2) those in any other segregated asset account.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the mutual funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. If any of these situations occur, we would have the right to substitute funds other than those shown under Contract Data. We may also add additional subaccounts investing in other funds.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

Valuation of Assets

Mutual fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The company will credit net purchase payments and amounts of variable subaccount transfers in the form of accumulation units. The number of units to be credited to each subaccount will be determined by dividing the net amount allocated to that subaccount by the unit value of the subaccount. In the case of the initial net purchase payment, units will be credited on the date we make an affirmative decision to issue this contract. For additional payments, units will be credited as of the valuation period during which the purchase payment is received.




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PAGE 17
                              FIXED AND VARIABLE ACCOUNTS (continued)

The amount of any Contract Administrative Charge, or other applicable charges or partial surrenders from the variable account contract value will reduce the number of units credited to the contract in the variable subaccounts. A transfer out of a subaccount will reduce the number of units credited to the contract in that subaccount while a transfer into a subaccount will increase the number of units.

Variable Account Accumulation Unit Value

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first mutual fund shares were bought. The value for any later valuation period is found as follows:

                  The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1) is the sum of:

                  a. the net asset value per share of the mutual fund held in the variable subaccount determined at the end of the current valuation period; plus

                  b. the per share amount of any dividend or capital gain distributions made by the mutual fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of the mutual fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3) is a factor representing the mortality and expense risk charge.



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PAGE 18
                              FIXED AND VARIABLE ACCOUNTS (continued)

Mortality and Expense Risk Charge

In calculating accumulation unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to 1.25% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

Annuity Unit Value

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first mutual funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the annuity tables on page 15.

PAGE 19
                                       SURRENDER PROVISIONS

Surrender

By written request and subject to the rules below you may:

1.                surrender this contract for the total surrender value;
                  or

2. partially surrender this contract for a part of the surrender value.

Surrender Value

The surrender value at any time will be:

1.                the contract value;

2.                minus the contract administrative charge;

3.                minus any surrender charge.

Surrender Charge

A surrender charge may apply during the first eight contract years. To determine the charge during this period for a partial or total surrender we first divide the contract value into two parts.

1. Contract earnings - This is the contract value minus the sum of all purchase payments we have received that have not been previously surrendered.

2. Purchase payments - These are the total purchase payments we received that have not been previously surrendered.

We will then surrender your contract value in the following order so that the amount surrendered, less any surrender charge that applies, equals your requested surrender amount:

1.                Contract Earnings, if any, are surrendered first.
                  There is no surrender charge on contract earnings.

2. Next, if necessary, we surrender purchase payments not previously surrendered.

The surrender charge shown under Contract Data applies to purchase payments surrendered.

Determining Contract Earnings

Contract earnings are determined by looking at the entire contract value, not just the earnings of a certain variable subaccount or the fixed account.

PAGE 20
                                 SURRENDER PROVISIONS (continued)

For example, the gains you may have in a certain variable subaccount or interest earned in the fixed account may be offset by losses in another variable subaccount. This may result in not having any contract earnings available at the time of surrender.

At the time of surrender, we will surrender any amounts representing contract earnings first in order to minimize any applicable surrender charge.

Waiver of Surrender Charges

There are no surrender charges for:

1.  Death benefit payments; or

2.  Contracts settled under an Annuity Payment Plan; or

3. Amounts surrendered to meet applicable minimum distribution requirements under the Internal Revenue Code of 1986, as amended, its regulations and/or promulgations of the Internal Revenue Service. Surrenders under this waiver provision are limited to one per year unless we agree otherwise.

Rules For Surrender

All surrenders will have the following conditions:

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the retirement date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less. The contract value after a partial surrender must be at least $600.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive your request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

5. Any amounts surrendered and charges which may apply can not be repaid.

PAGE 21
                                 SURRENDER PROVISIONS (continued)

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

Suspension or Delay in Payment of Surrender

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.                When the New York Stock Exchange is closed; or

2. When trading on the New York Stock Exchange is restricted; or

3. When an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable account; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

PAGE 22
                                        ANNUITY PROVISIONS

Settlement

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides for the annuity payments.

Change of Retirement Date

You may change the retirement date shown for this contract. Tell us the new date by written request. The maximum Retirement Date is the later of:

1. April 1 following the calendar year in which the annuitant attains age 70 1/2; or

2. such other date which satisfies the minimum distribution requirements under the Internal Revenue Code of 1986, as amended, its regulations and/or promulgations by the Internal Revenue Service; or

3.                such other date as agreed upon by us.

Notwithstanding the above, the maximum Retirement Date is the later of:

1. The contract anniversary on or preceding the annuitant's 85th birthday; or

2.                the 10th contract anniversary.

Also, if you select a new retirement date, it must be at least 30 days after we receive your written request at our home office.

Annuity Payment Plans

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payment according to one of the Plans A through E below or another plan agreed to by us.

1. the Plan selected provides for payments over the life of the annuitant or over the life of the annuitant and a joint annuitant; or

2. the Plan selected provides for payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant; and

PAGE 23
                                  ANNUITY PROVISIONS (continued)

3. the Plan selected meets the minimum death incidental benefit requirements under the Internal Revenue Code of 1986, as amended.

                  Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

                  Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. You must select the guaranteed period.

                  Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this Plan by the amount of the first monthly annuity payment.

                  Plan D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

                  Plan E - (Installments for a specified period) This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

By written request to us at least 30 days before the Retirement Date, you may select the Plan. If at least 30 days before the Retirement Date we have not received at our home office your written request to select a Plan, we will make fixed-dollar payments according to Plan B with payments guaranteed for ten years.

If the amount to be applied to a Plan would not provide an initial monthly payment of at least $20, we have the right to make a lump sum payment of the contract value.

Allocation of Contract Values at Settlement

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

PAGE 24
                                  ANNUITY PROVISIONS (continued)

Fixed Annuity

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Annuity Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B on page 16.

Variable Annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of the variable subaccounts.

Determination of First Variable Annuity Payment

At settlement, the variable account contract value will be applied to the applicable Annuity Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the retirement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on page 15.

Variable Annuity Payments After the First Payment

Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the retirement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. This result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

PAGE 25
                                  ANNUITY PROVISIONS (continued)

Exchange of Annuity Units

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

PAGE 26
                                     TABLE OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any Payment Plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any Payment Plan will be based on our fixed dollar Table of Settlement Rates in effect on the settlement date. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B, and C will depend upon the sex and adjusted age of the annuitant on the date of settlement. The amount of such annuity payments under Plan D will depend upon the sex and the adjusted age of the annuitant and joint annuitant on the date of settlement. Adjusted age shall be equal to the age nearest birthday minus an "adjustment" depending on the calendar year of birth of the annuitant as follows:

Calendar Year of                       Calendar Year of
Annuitant's Birth      Adjustment      Annuitant's Birth     Adjustment

Prior to 1920             0            1945 through 1949         6
1920 through 1924         1            1950 through 1959         7
1925 through 1929         2            1960 through 1969         8
1930 through 1934         3            1970 through 1979         9
1935 through 1939         4            1980 through 1989        10
1940 through 1944         5            After 1989               11
-------------------------------------------------------------------------------
TABLE A Dollar Amount of First Monthly Variable Annuity Payment Per $1,000
Applied

        PLAN A                                                   PLAN B                PLAN C            PLAN D-Joint and Survivor
                                                                                                         Adjusted Age of Female
                                                                                                         Joint Annuitant

Adj.  Life            5 years         10 years          15 years         With       Adj    10      5              5     10
Age* Income           Certain          Certain          Certain          Refund     Male Years   Years   Same  Years   Years
       M      F        M      F        M      F        M      F        M      F     Age* Younger Younger  Age  Older   Older

55    5.89   5.44     5.86   5.43     5.79   5.40     5.67   5.34     5.68   5.33    55   4.73    4.88    5.04   5.21   5.38
60    6.46   5.89     6.42   5.87     6.28   5.80     6.07   5.69     6.13   5.70    60   4.94    5.15    5.37   5.61   5.83
65    7.27   6.51     7.18   6.47     6.91   6.34     6.52   6.14     6.74   6.21    65   5.23    5.52    5.83   6.17   6.49
66    7.47   6.66     7.36   6.61     7.06   6.47     6.62   6.24     6.88   6.33    66   5.30    5.61    5.95   6.30   6.65
67    7.68   6.82     7.56   6.77     7.21   6.60     6.71   6.34     7.04   6.46    67   5.38    5.70    6.07   6.45   6.82
68    7.91   7.00     7.76   6.93     7.36   6.74     6.81   6.44     7.19   6.60    68   5.46    5.80    6.20   6.61   7.01
69    8.15   7.19     7.98   7.11     7.52   6.89     6.90   6.54     7.36   6.74    69   5.54    5.92    6.34   6.79   7.21
70    8.41   7.39     8.21   7.31     7.68   7.04     6.98   6.65     7.54   6.90    70   5.63    6.03    6.49   6.97   7.42
71    8.69   7.62     8.46   7.51     7.84   7.21     7.07   6.75     7.73   7.06    71   5.73    6.16    6.65   7.17   7.66
72    8.99   7.86     8.71   7.74     8.01   7.38     7.15   6.86     7.92   7.24    72   5.84    6.30    6.83   7.39   7.90
73    9.31   8.12     8.98   7.98     8.18   7.56     7.23   6.96     8.13   7.42    73   5.95    6.44    7.02   7.62   8.17
74    9.65   8.41     9.27   8.23     8.35   7.74     7.30   7.06     8.35   7.63    74   6.07    6.60    7.22   7.87   8.46
75   10.02   8.72     9.57   8.51     8.52   7.93     7.37   7.15     8.58   7.84    75   6.19    6.77    7.44   8.14   8.77
76   10.41   9.05     9.88   8.80     8.68   8.12     7.43   7.24     8.83   8.06    76   6.33    6.96    7.68   8.43   9.10
77   10.84   9.42    10.21   9.11     8.85   8.31     7.49   7.32     9.08   8.31    77   6.48    7.15    7.94   8.75   9.45
78   11.29   9.81    10.55   9.44     9.00   8.51     7.54   7.40     9.36   8.56    78   6.64    7.37    8.22   9.08   9.83
79   11.78  10.24    10.90   9.80     9.16   8.70     7.59   7.46     9.64   8.83    79   6.81    7.60    8.52   9.45  10.24
80   12.29  10.71    11.27  10.17     9.30   8.88     7.63   7.52     9.93   9.13    80   6.99    7.85    8.84   9.83  10.67
81   12.85  11.22    11.64  10.55     9.44   9.06     7.66   7.58    10.25   9.43    81   7.19    8.12    9.19  10.25  11.12
82   13.44  11.76    12.01  10.96     9.57   9.23     7.69   7.62    10.58   9.76    82   7.41    8.42    9.56  10.69  11.61
83   14.06  12.36    12.40  11.38     9.69   9.40     7.72   7.66    10.92  10.10    83   7.64    8.73    9.97  11.17  12.12
84   14.73  13.00    12.78  11.81     9.80   9.55     7.74   7.69    11.27  10.47    84   7.89    9.07   10.40  11.67  12.66
85   15.42  13.70    13.16  12.25     9.90   9.68     7.76   7.72    11.65  10.85    85   8.17    9.44   10.86  12.20  13.24

* Adjusted age of annuitant.  M=Male  F=Female

Table A above is based on the "1983 Individual Mortality Table A." Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request.

PLAN E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

         Years    Monthly           Years     Monthly          Years     Monthly
        Payable  Payment           Payable   Payment          Payable    Payment

          10     $10.51               17      $ 7.20             24      $ 5.88
          11       9.77               18        6.94             25        5.76
          12       9.16               19        6.71             26        5.65
          13       8.64               20        6.51             27        5.54
          14       8.20               21        6.33             28        5.45
          15       7.82               22        6.17             29        5.36
          16       7.49               23        6.02             30        5.28

PAGE 27

                                               TABLE OF SETTLEMENT RATES (Continued)
----------------------------------------------------------------------------------------------------------------------------
TABLE B Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

        PLAN A          PLAN B          PLAN C                                      PLAN D-Joint and Survivor
                                                                                    Adjusted Age of Female Joint Annuitant

Adj.  Life            5 years         10 years          15 years         With       Adj    10      5              5     10
Age* Income           Certain          Certain          Certain          Refund     Male Years   Years   Same  Years   Years
       M      F        M      F        M      F        M      F        M      F     Age* Younger Younger  Age  Older   Older

55    4.70   4.25     4.68   4.25     4.62   4.22     4.53   4.18     4.42   4.10    55   3.51    3.69    3.88   4.06   4.23
60    5.28   4.72     5.25   4.70     5.14   4.66     4.96   4.57     4.86   4.48    60   3.76    3.99    4.24   4.49   4.72
65    6.10   5.35     6.03   5.32     5.81   5.22     5.46   5.05     5.43   4.97    65   4.07    4.38    4.72   5.07   5.39
66    6.29   5.51     6.21   5.47     5.96   5.36     5.56   5.16     5.56   5.08    66   4.15    4.48    4.84   5.21   5.55
67    6.50   5.67     6.41   5.63     6.11   5.50     5.66   5.26     5.70   5.20    67   4.23    4.58    4.97   5.36   5.73
68    6.73   5.85     6.62   5.80     6.28   5.65     5.76   5.37     5.85   5.33    68   4.31    4.69    5.10   5.53   5.92
69    6.97   6.04     6.84   5.98     6.44   5.80     5.86   5.49     6.00   5.47    69   4.40    4.80    5.25   5.70   6.12
70    7.23   6.25     7.07   6.18     6.61   5.96     5.96   5.60     6.16   5.61    70   4.50    4.93    5.40   5.89   6.34
71    7.51   6.47     7.32   6.39     6.78   6.14     6.05   5.71     6.33   5.76    71   4.60    5.06    5.57   6.10   6.57
72    7.80   6.71     7.58   6.62     6.96   6.31     6.14   5.83     6.51   5.93    72   4.71    5.20    5.75   6.31   6.82
73    8.12   6.97     7.85   6.86     7.14   6.50     6.23   5.94     6.70   6.10    73   4.83    5.35    5.94   6.55   7.09
74    8.45   7.26     8.14   7.12     7.32   6.69     6.31   6.04     6.90   6.28    74   4.95    5.51    6.15   6.80   7.37
75    8.82   7.56     8.44   7.39     7.49   6.89     6.38   6.14     7.11   6.48    75   5.08    5.68    6.37   7.07   7.68
76    9.21   7.90     8.76   7.69     7.67   7.09     6.48   6.24     7.33   6.68    76   5.22    5.87    6.61   7.36   8.01
77    9.62   8.26     9.09   8.01     7.84   7.29     6.51   6.33     7.56   6.90    77   5.37    6.07    6.87   7.67   8.36
78   10.07   8.65     9.44   8.34     8.01   7.49     6.57   6.41     7.80   7.13    78   5.54    6.29    7.15   8.01   8.74
79   10.55   9.07     9.80   8.69     8.17   7.69     6.62   6.48     8.05   7.38    79   5.71    6.52    7.45   8.37   9.14
80   11.06   9.53    10.17   9.07     8.33   7.89     6.66   6.55     8.32   7.64    80   5.90    6.78    7.77   8.76   9.57
81   11.61  10.03    10.55   9.46     8.48   8.08     6.70   6.61     8.60   7.91    81   6.10    7.05    8.12   9.17  10.02
82   12.19  10.57    10.94   9.87     8.61   8.26     6.73   6.66     8.89   8.21    82   6.32    7.34    8.49   9.61  10.51
83   12.81  11.16    11.33  10.30     8.74   8.43     6.76   6.70     9.20   8.51    83   6.55    7.65    8.90  10.08  11.02
84   13.46  11.79    11.72  10.74     8.86   8.59     6.79   6.74     9.52   8.83    84   6.80    7.99    9.33  10.58  11.56
85   14.16  12.48    12.12  11.19     8.97   8.74     6.81   6.77     9.85   9.18    85   7.07    8.36    9.78  11.11  12.13

* Adjusted age of annuitant.  M=Male  F=Female

Table B above is based on the  "1983  Individual  Annuitant  Mortality  Table A"
assuming a 3% annual effective interest rate.
Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table  above.  Such rates will be  furnished by us upon request.  Amounts  shown in the Table  below are based on  assuming  a 3% annual effective interest rate.
----------------------------------------------------------------------------------------------------------------------------

PLAN E Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

         Years    Monthly           Years     Monthly          Years     Monthly
        Payable   Payment           Payable   Payment          Payable   Payment

          10     $ 9.61               17      $ 6.23             24      $ 4.84
          11       8.86               18        5.96             25        4.71
          12       8.24               19        5.73             26        4.59
          13       7.71               20        5.51             27        4.47
          14       7.26               21        5.32             28        4.37
          15       6.87               22        5.15             29        4.27
          16       6.53               23        4.99             30        4.18
-------------------------------------------------------------------------------

PAGE 28
DEFERRED ANNUITY CONTRACT


- Flexible purchase payments.
- Optional fixed dollar or variable accumulation values and annuity payments.
- Annuity payments to begin on the retirement date.
- This contract is nonparticipating.  Dividends are not payable.



IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN 55440